FOR IMMEDIATE RELEASE

BioScrip reports SECOND QUARTER 2012 financial results

Elmsford, NY – August 8, 2012 – BioScrip, Inc. (NASDAQ: BIOS) today announced 2012 second quarter financial results. Second quarter revenue, from continuing operations, was $155.9 million and net loss, from continuing operations, was $4.3 million, or $0.07 per diluted share. Consolidated Adjusted EBITDA for the second quarter was $9.0 million.

As a result of the sale of the Company’s traditional and specialty pharmacy mail operations and community retail pharmacy stores on May 4, 2012 (the “Pharmacy Services Asset Sale”), the Company’s financial statements reflect the discontinued operations’ results for the three months ended June 30, 2012 and 2011 and assets transferred in the transaction as of June 30, 2012 and December 31, 2011, separate from the continuing operations of the business. The remaining assets and liabilities of the divested business that were not transferred as a part of the Pharmacy Services Asset Sale are included in continuing operations. The Company anticipates the collection, payment or resolution of these balances during the remainder of the year.

During the first quarter of 2012, the Company changed its operating and reportable segments from “Infusion/Home Health Services” and “Pharmacy Services” to its new operating and reportable segments: “Infusion Services,” “Home Health Services,” and “PBM Services.” As a result, prior period financial statements and related disclosures have been reclassified to conform to the current year presentation, and we have included the quarterly financial statements for 2011 as part of this release.

Second Quarter Highlights

•	Revenue from continuing operations increased $24.3 million or 18.5% compared to prior year;
•	Gross profit from continuing operations was $53.0 million or 34.0% of revenue, compared to $51.8 million or 39.4% of revenue in the prior year;
•	Adjusted EBITDA from continuing operations was $9.0 million, compared to $11.5 million in the prior year and $8.4 million in the first quarter, a 7.5% sequential quarter improvement; and
•	The Company completed the Pharmacy Services Asset Sale.

1

Acquisition of InfuScience

On July 31, 2012, BioScrip acquired privately held InfuScience, Inc. (“InfuScience”) for $38.0 million in cash. The purchase price could increase an additional $3.0 million based on the results of operations during the 24 month period following the closing. Headquartered in Gurnee, IL, InfuScience acquires, develops and operates businesses providing alternate site infusion pharmacy services. InfuScience generates approximately $40.0 million in annual revenue and has five infusion centers located in Eagan, Minnesota; Omaha, Nebraska; Chantilly, Virginia; Charleston, South Carolina; and Savannah, Georgia.

“The second quarter results demonstrate our progress in executing on our strategic plan,” said Rick Smith, President and Chief Executive Officer of BioScrip. “We were able to close on the divestiture of the non-core pharmacy services assets and redeploy a portion of the proceeds towards the acquisition of InfuScience, while delivering sequential improvement on our Adjusted EBITDA.”

Smith continued, “The InfuScience transaction is consistent with our stated goal of building our infusion business through strategic and opportunistic acquisitions, which meet our financial criteria and build our national presence. We are pleased to have the InfuScience team join us and believe their focus on clinical excellence and high-touch service model are consistent with BioScrip’s customer-centric approach.”

Results of Operations

Second Quarter 2012 versus Second Quarter 2011

Revenue from continuing operations for the second quarter of 2012 totaled $155.9 million, compared to $131.6 million for the same period a year ago, an increase of $24.3 million or 18.5%. Infusion Services segment revenue was $111.0 million in the second quarter, compared to revenue of $89.9 million for the same period in 2011, an increase of $21.1 million or 23.5%. This increase was driven primarily by volume growth. Home Health Services segment revenue for the second quarter of 2012 was $16.9 million compared to revenue of $17.7 million in the prior year, a decrease of $0.8 million or 4.6%. This decrease was primarily the result of reimbursement reductions from Medicare and the state of Tennessee TennCare program. PBM Services segment revenue for the second quarter of 2012 was $28.1 million, compared to $24.0 million for the prior year period, an increase of $4.0 million or 16.7%. Revenue in this segment benefitted from the addition of a new Managed Medicare contract in late 2011.

Consolidated gross profit for the second quarter of 2012 was $53.0 million, or 34.0% of revenue, compared to $51.8 million, or 39.4% of revenue, for the second quarter of 2011. The gross profit margin was impacted primarily by therapy mix in the Infusion Services segment. As previously anticipated, in connection with the Pharmacy Services Asset Sale, the Company continued to provide certain lower margin services on behalf of key customers during the second quarter. Additionally, there was a substantial decrease in cross referrals of certain therapies from the specialty sales personnel affiliated with the divested business. The Company believes the impact of these factors is short-term in nature.

2

During the second quarter of 2012, BioScrip generated $15.5 million of segment Adjusted EBITDA, or 9.9% of total revenue, compared to $16.9 million, or 12.8% of total revenue in the same period last year. The Infusion Services Segment Adjusted EBITDA was $8.0 million, or 7.2% of segment revenue, compared to $8.3 million, or 9.3% of segment revenue, in the prior year. These results were also affected by the Pharmacy Services Asset Sale as gross profit was impacted by the factors highlighted above and by an increased cost allocation to the Infusion Segment of certain retained corporate resources that are being redirected to grow and support the Infusion business.

The Home Health Services Segment Adjusted EBITDA in the second quarter of 2012 was $1.1 million, or 6.4% of segment revenue. This compares to Segment Adjusted EBITDA of $1.8 million, or 10.1% of segment revenue in the comparable prior year period. The PBM Services Segment Adjusted EBITDA was $6.4 million, or 22.7% of segment revenue, for the second quarter of 2012 compared to $6.8 million, or 28.1% of segment revenue, in the prior year.

On a consolidated basis, BioScrip reported $9.0 million of Adjusted EBITDA during the second quarter of 2012, or 5.8% of total revenue, compared to $11.5 million, or 8.8% of total revenue, in the same period last year. On a sequential basis, Adjusted EBITDA has increased by $0.6 million, or 7.5%, and Adjusted EBITDA as a percent of revenue from continuing operations has increased 0.4% from 5.4% to 5.8%.

Interest expense in the second quarter of 2012 was $6.8 million compared to $6.2 million in the prior year.

Income tax expense for continuing operations in the second quarter was $0.4 million compared to income tax benefit of $0.1 million in the second quarter of 2011. Income tax expense in Q2 2012 relates to state taxes and alternative minimum tax.

Net loss from continuing operations for the second quarter of 2012 was $4.3 million, or $0.07 per diluted share, compared to a net loss of $1.6 million, or $0.03 per diluted share, in the comparable prior year period.

Six Months Ended 2012 versus Six Months Ended 2011

Revenue from continuing operations for the six months ended June 30, 2012 totaled $311.5 million, compared to $262.4 million for the same period a year ago, an increase of $49.1 million or 18.7%. Infusion Services segment revenue was $220.0 million for the six months ended June 30, 2010, compared to revenue of $181.6 million for the same period in 2011, an increase of $38.4 million or 21.2%. This increase was driven primarily by volume growth. Home Health Services segment revenue for the six months ended June 30, 2012 was $33.6 million compared to revenue of $34.9 million in the prior year, a decrease of $1.3 million or 3.8%. This decrease was primarily the result of reimbursement reductions from Medicare and the state of Tennessee TennCare program. PBM Services segment revenue for the six months ended June 30, 2012 was $57.9 million, compared to $46.0 million for the prior year period, an increase of $12.0 million or 26.1%. The performance in this segment was impacted by the addition of a new Managed Medicare contract in late 2011.

3

Consolidated gross profit for the six months ended June 30, 2012 was $106.6 million, or 34.2% of revenue, compared to $103.2 million, or 39.3% of revenue, in the comparable prior year period. The gross profit margin was impacted primarily by therapy mix in the Infusion Services segment. As previously anticipated, in connection with the Pharmacy Services Asset Sale, the Company continued to provide certain lower margin services on behalf of key customers during the first half of the year. Additionally, there was a substantial decrease in cross referrals of certain therapies from the specialty sales personnel affiliated with the divested business. The Company believes the impact of these factors is short-term in nature.

During the six months ended June 30, 2012, BioScrip generated $30.4 million of segment Adjusted EBITDA, or 9.8% of total revenue, compared to $33.3 million, or 12.7% of total revenue in the same period last year. The Infusion Services Segment Adjusted EBITDA was $15.8 million, or 7.2% of segment revenue, compared to $17.6 million, or 9.7% of segment revenue, in the prior year. These results were also affected by the Pharmacy Services Asset Sale as gross profit was impacted by the factors highlighted above and by an increased cost allocation to the Infusion Segment of certain retained corporate resources that are being redirected to grow and support the Infusion business.

The Home Health Services Segment Adjusted EBITDA for the six months ended June 30, 2012 was $2.2 million, or 6.4% of segment revenue. This compares to Segment Adjusted EBITDA of $2.8 million, or 8.0% of segment revenue in the comparable prior year period. The PBM Services Segment Adjusted EBITDA was $12.5 million, or 21.5% of segment revenue, for the six months ended June 30, 2012 compared to $12.9 million, or 28.0% of segment revenue, in the prior year.

On a consolidated basis, BioScrip reported $17.4 million of Adjusted EBITDA for the six months ended June 30, 2012, or 5.6% of total revenue, compared to $21.3 million, or 8.1% of total revenue, in the same period last year.

Interest expense for the six months ended June 30, 2012 was $13.4 million compared to $12.8 million in the prior year.

Income tax benefit for continuing operations for the six months ended June 30, 2012 was $0.1 million compared to income tax benefit of $0.5 million in 2011.

Net loss from continuing operations for the six months ended June 30, 2012 was $6.3 million, or $0.11 per diluted share, compared to a net loss of $2.7 million, or $0.05 per diluted share, in the comparable prior year period.

4

2011 Quarterly Financial Data, Restated for Discontinued Operations

A summary of quarterly financial information, restated to exclude discontinued operations, for the year ended December 31, 2011 is as follows (in thousands):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Results of Operations:
Revenue:
Infusion Services	$91,725	$89,853	$90,246	$102,458
Home Health Services	17,208	17,673	17,548	17,206
PBM Services	21,904	24,049	26,036	38,600
Total revenue	$130,837	$131,575	$133,830	$158,264

Adjusted EBITDA by Segment before corporate overhead:
Infusion Services	$9,284	$8,340	$7,557	$9,947
Home Health Services	1,006	1,787	1,663	1,498
PBM Services	6,123	6,764	7,961	9,274
Total Segment Adjusted EBITDA	16,413	16,891	17,181	20,719
Corporate overhead	(6,650)	(5,362)	(5,443)	(5,853)
Consolidated Adjusted EBITDA	9,763	11,529	11,738	14,866
Interest expense, net	(6,612)	(6,235)	(6,528)	(6,167)
Income tax benefit (expense)	417	127	1,862	(2,841)
Depreciation	(1,333)	(1,647)	(1,784)	(1,827)
Amortization of intangibles	(819)	(819)	(858)	(880)
Stock-based compensation expense	(1,132)	(1,120)	(1,731)	(484)
Acquisition, integration, severance and other employee costs	-	-	(1,284)	(190)
Restructuring expense	(1,299)	(3,475)	(1,750)	89
Income (loss) from continuing operations, net of income taxes	$(1,015)	$(1,640)	$(335)	$2,566

Liquidity and Capital Resources

For the six months ended June 30, 2012, BioScrip generated $42.8 million in net cash from continuing operating activities compared to $9.5 million generated from operating activities during the first six months of 2011, an increase of $33.3 million. This increase was due to the collection of accounts receivable retained after the Pharmacy Services Asset Sale, net of accounts payable paid related to those businesses. The Company’s cash balance at the end of the second quarter was $138.4 million.

The Company’s outstanding debt as of June 30, 2012 was comprised of $30.0 million under its revolving credit facility and $225.0 million of senior unsecured notes. The Company continues to evaluate options to deploy its capital resources, taking into account its cost of capital as well as growth opportunities in support of its strategic plan.

Outlook

The Company is increasing its target annualized revenue from $600-$620 million to $620-$650 million, and reiterating its annualized Adjusted EBITDA of $62-65 million in the fourth quarter of 2012. As previously disclosed, the Company anticipates certain short-term factors and additional costs during the third quarter of 2012 will impact near-term financial results.

5

Conference Call

BioScrip will host a conference call to discuss its second quarter 2012 financial results on August 9, 2012 at 9:00 a.m. Eastern Time. Interested parties may participate in the conference call by dialing 800-750-5857 (US), or 212-231-2921 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available for two weeks after the call's completion by dialing 800-633-8284 (US) or 402-977-9140 (International) and entering conference call ID number 21600696. An audio webcast and archive will also be available under the “Investor Relations” section of the BioScrip website at www.bioscrip.com for a period of 30 days following the conference call.

About BioScrip, Inc.

BioScrip, Inc. provides comprehensive infusion and home care solutions. By partnering with patients, physicians, healthcare payors, government agencies and pharmaceutical manufacturers we are able to provide access to infusible medications and management solutions. Our goal is to optimize outcomes for chronic and other complex healthcare conditions and enhance the quality of patient life. BioScrip brings unsurpassed clinical competence in providing high-touch, comprehensive infusion and nursing services to patients in the most convenient ways possible. Through our customer services and treatments we aim to ensure the best possible therapy outcome.

Forward Looking Statements – Safe Harbor

This press release includes statements that may constitute "forward-looking statements," including projections of certain measures of the Company's results of operations, projections of certain charges and expenses, and other statements regarding the Company's goals, regulatory approvals and strategy.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  In some cases, forward-looking statements can be identified by words such as "may," "should," "could," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "predict," "potential," "continue"  or comparable terms. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Important factors that could cause  or contribute to such differences include but are not limited to risks associated with: the Company’s ability to grow its Infusion segment organically or through acquisitions and obtain financing in connection therewith; its ability to reduce operating costs while sustaining growth; reductions in federal, state and commercial payor reimbursement for the Company’s products and services; increased government regulation related to the health care and insurance industries; as well as the risks described in the Company's periodic filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31,  2012.  The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future.  All of the forward-looking statements herein are qualified by these cautionary statements.

6

Reconciliation to Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of our liquidity. In addition, the Company's definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA, as defined by the Company, represents net income before net interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, acquisition, integration, severance and other employee costs, and restructuring-related expenses. As part of restructuring, the Company may incur significant charges such as the write down of certain long−lived assets, temporary redundant expenses, retraining expenses, potential cash bonus payments and potential accelerated payments or terminated costs for certain of its contractual obligations. Management believes these non-GAAP financial measures provide additional important insight into the Company’s ongoing operations and meaningful metrics to evidence the Company's continuing profitability trend. For a full reconciliation of EBITDA and Adjusted EBITDA to the most comparable GAAP financial measures, please see the attachments to this earnings release.

Contacts:

Hai Tran

BioScrip, Inc.

952-979-3768

Lisa Wilson

In-Site Communications, Inc.

212-759-3929

7

Schedule 1

BIOSCRIP, INC

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share amounts)

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$138,423	$-
Receivables, less allowance for doubtful accounts of $22,719 and $22,728 at June 30, 2012 and December 31, 2011, respectively	146,469	225,412
Inventory	21,242	17,997
Prepaid expenses and other current assets	5,725	10,184
Current assets from discontinued operations	-	38,876
Total current assets	311,859	292,469
Property and equipment, net	20,857	26,951
Goodwill	312,387	312,387
Intangible assets, net	18,058	19,622
Deferred financing costs	3,353	3,992
Investments in and advances to unconsolidated affiliate	6,949	-
Other non-current assets	1,455	1,552
Non-current assets from discontinued operations	-	20,129
Total assets	$674,918	$677,102
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$31,230	$66,161
Accounts payable	28,842	79,155
Claims payable	10,906	11,766
Amounts due to plan sponsors	25,681	25,219
Accrued interest	5,845	5,825
Accrued expenses and other current liabilities	36,493	32,648
Total current liabilities	138,997	220,774
Long-term debt, net of current portion	226,216	227,298
Deferred taxes	9,008	10,295
Other non-current liabilities	5,798	3,456
Total liabilities	380,019	461,823
Stockholders' equity
Preferred stock, $.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.0001 par value; 125,000,000 shares authorized; shares issued: 59,115,499 and 57,800,791, respectively; shares outstanding: 56,534,396 and 55,109,038, respectively	6	6
Treasury stock, shares at cost: 2,582,520 and 2,638,421, respectively	(10,311)	(10,461)
Additional paid-in capital	385,931	375,525
Accumulated deficit	(80,727)	(149,791)
Total stockholders' equity	294,899	215,279
Total liabilities and stockholders' equity	$674,918	$677,102

8

Schedule 2

BIOSCRIP, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Product revenue	$108,557	$87,717	$215,360	$177,499
Service revenue	47,344	43,858	96,174	84,913
Total revenue	155,901	131,575	311,534	262,412

Cost of product revenue	75,120	56,667	147,446	114,276
Cost of service revenue	27,740	23,078	57,525	44,954
Total cost of revenue	102,860	79,745	204,971	159,230
Gross profit	53,041	51,830	106,563	103,182
% of revenue	34.0%	39.4%	34.2%	39.3%
Operating expenses
Selling, general and administrative expenses	44,692	40,430	89,354	81,829
Bad debt expense	3,772	2,638	7,237	5,293
Acquisition and integration expenses	636	-	808	-
Restructuring expense	202	3,475	502	4,774
Amortization of intangibles	878	819	1,757	1,638
Total operating expense	50,180	47,362	99,658	93,534
% of revenue	32.2%	36.0%	32.0%	35.6%
Income from continuing operations	2,861	4,468	6,905	9,648
Interest expense, net	6,790	6,235	13,359	12,847
Loss from continuing operations before income taxes	(3,929)	(1,767)	(6,454)	(3,199)
Income tax expense (benefit)	364	(127)	(138)	(544)
Loss from continuing operations, net of income taxes	(4,293)	(1,640)	(6,316)	(2,655)
Income (loss) from discontinued operations, net of income taxes	76,059	(686)	75,379	3,270
Net income (loss)	$71,766	$(2,326)	$69,063	$615

Basic weighted average shares	55,746	54,298	55,143	54,216
Diluted weighted average shares	55,746	54,298	55,143	54,216

Basic loss per share from continuing operations	$(0.07)	$(0.03)	$(0.11)	$(0.05)
Basic income (loss) per share from discontinued operations	1.36	(0.01)	1.36	0.06
Basic net income (loss) per share	$1.29	$(0.04)	$1.25	$0.01

Diluted loss per share from continuing operations	$(0.07)	$(0.03)	$(0.11)	$(0.05)
Diluted income (loss) per share from discontinued operations	1.36	(0.01)	1.36	0.06
Diluted net income (loss) per share	$1.29	$(0.04)	$1.25	$0.01

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Schedule 3

BIOSCRIP, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	Six Months Ended
	June 30,
	2012	2011
Cash flows from operating activities:
Net income	$69,063	$615
Less: income from discontinued operations, net of income taxes	75,379	3,270
Loss from continuing operations, net of income taxes	(6,316)	(2,655)
Adjustments to reconcile loss from continuing operations, net of income taxes to net cash provided by operating activities:
Depreciation	3,981	2,980
Amortization of intangibles	1,757	1,638
Amortization of deferred financing costs	576	503
Change in deferred income tax	1,404	(167)
Compensation under stock-based compensation plans	2,711	2,252
Loss on disposal of fixed assets	45	64
Changes in assets and liabilities:
Receivables, net of bad debt expense	78,925	(7,905)
Inventory	(3,104)	2,337
Prepaid expenses and other assets	4,769	(63)
Accounts payable	(50,313)	(803)
Claims payable	(860)	2,161
Amounts due to plan sponsors	462	4,062
Accrued expenses and other liabilities	8,797	5,144
Net cash provided by operating activities from continuing operations	42,834	9,548
Net cash (used in) provided by operating activities from discontinued operations	(21,195)	28,950
Net cash provided by operating activities	21,639	38,498
Cash flows from investing activities:
Purchases of property and equipment, net	(3,682)	(4,422)
Cash consideration paid for acquisitions, net of cash acquired	(466)	-
Cash consideration paid to DS Pharmacy	(2,935)	-
Cash consideration paid for unconsolidated affiliate, net of cash acquired	(7,100)	-
Net cash used in investing activities from continuing operations	(14,183)	(4,422)
Net cash provided by (used in) investing activities from discontinued operations	161,499	(1,447)
Net cash provided by (used in) investing activities	147,316	(5,869)
Cash flows from financing activities:
Borrowings on line of credit	848,633	841,200
Repayments on line of credit	(882,455)	(874,301)
Repayments of capital leases	(2,211)	(59)
Deferred and other financing costs	-	(22)
Net proceeds from exercise of employee stock compensation plans	5,675	691
Surrender of stock to satisfy minimum tax withholding	(174)	(138)
Net cash used in financing activities	(30,532)	(32,629)
Net change in cash and cash equivalents	138,423	-
Cash and cash equivalents - beginning of period	-	-
Cash and cash equivalents - end of period	$138,423	$-
DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$13,641	$14,020
Cash paid during the period for income taxes	$313	$682

DISCLOSURE OF NON-CASH TRANSACTIONS:
Capital lease obligations incurred to acquire property and equipment	$20	$-

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Schedule 4

BIOSCRIP, INC

Reconciliation between GAAP and Non-GAAP Measures

(unaudited and in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Results of Operations:
Revenue:
Infusion Services - product revenue	$108,557	$87,717	$215,360	$177,499
Infusion Services - service revenue	2,416	2,136	4,667	4,079
Total Infusion Services revenue	110,973	89,853	220,027	181,578

Home Health Services - service revenue	16,860	17,673	33,571	34,881

PBM Services - service revenue	28,068	24,049	57,936	45,953

Total revenue	$155,901	$131,575	$311,534	$262,412

Adjusted EBITDA by Segment before corporate overhead:
Infusion Services	$8,026	$8,340	$15,809	$17,624
Home Health Services	1,075	1,787	2,155	2,793
PBM Services	6,364	6,764	12,462	12,887
Total Segment Adjusted EBITDA	15,465	16,891	30,426	33,304

Corporate overhead	(6,458)	(5,362)	(13,040)	(12,012)
Consolidated Adjusted EBITDA	9,007	11,529	17,386	21,292

Interest expense, net	(6,790)	(6,235)	(13,359)	(12,847)
Income tax (expense) benefit	(364)	127	138	544
Depreciation	(2,050)	(1,647)	(3,981)	(2,980)
Amortization of intangibles	(878)	(819)	(1,757)	(1,638)
Stock-based compensation expense	(1,745)	(1,120)	(2,711)	(2,252)
Acquisition, integration, severance and other employee costs	(1,271)	-	(1,530)	-
Restructuring expense	(202)	(3,475)	(502)	(4,774)
Loss from continuing operations, net of income taxes	$(4,293)	$(1,640)	$(6,316)	$(2,655)

11